Calculation of Filing Fee Tables
Form S-8
(Form Type)
Public Policy Holding Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Class Title
Equity	Common Stock, $0.001 par value per share ("Common Stock") reserved for issuance under the Public Policy Holding Company, Inc. 2021 Amended and Restated Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	4,283,786	$11.64	$49,863,269.04	$0.0001381	$6,886.12
Total Offering Amounts					$49,863,269.04		$6,886.12
Total Fee Offsets							$0
Net Fee Due							$6,886.12

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on  Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of Public Policy Holding Company, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)Represents 4,283,786  shares of the Registrant’s common stock that were authorized for issuance in respect of awards under the Registrant’s 2021 Amended and Restated Omnibus Incentive Plan.
(3)Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $11.64 was computed by averaging the high and low prices of a share of the Registrant’s common stock reported on the Nasdaq Global Market on May 28, 2026, a date within five business days prior to the date of the filing of this Registration Statement.